Exhibit 10.1

US ECOLOGY, INC.

Management Incentive Plan

I.     PURPOSE

The US Ecology, Inc. Amended and Restated Omnibus Incentive Plan authorizes the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of US Ecology, Inc. (“Company”) to grant performance-based awards denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. The US Ecology, Inc. Management Incentive Plan (“Plan”) provides a variable component of compensation for certain Team Members for achievement of objectives (“Plan Objectives” and each, a “Plan Objective”) set by the Committee for the Company’s fiscal year (“Plan Year”). The Plan is designed to align the interests of Team Members with those of stockholders and attract, motivate and retain key Team Members critical to the long-term success of the Company.

II.    ADMINISTRATION

The administrator of the Plan shall be the Committee; hereinafter referred to as “Administrator”. The Administrator shall have full power, discretion and authority to, among other things, interpret the Plan, verify all amounts paid under the Plan, and establish rules and procedures for its administration, as deemed necessary and appropriate. The Administrator may rely on opinions, reports or statements of the Company’s officers, public accountants and other professionals. The calculation of any amounts to be paid under the Plan shall be performed by the Company’s Vice President and Corporate Controller and submitted by the Chief Executive Officer (“CEO”) to the Administrator for approval.  Any interpretation of the Plan or act of the Administrator, or its designee, in administering the Plan, shall be final and binding.

No member of the Board shall be liable for any action, interpretation or construction made in good faith with respect to the Plan.  The Company shall indemnify, to the fullest extent permitted by law, each member of its Board who may become liable in any civil action or proceeding with respect to decisions made relating to the Plan.

III.   PERFORMANCE PERIOD

The Plan’s performance period shall be the Plan Year, which runs January 1 through December 31.

IV.   PLAN OBJECTIVES

Awards under the Plan are based on the attainment of Plan Objectives established for the Plan Year. Plan Objective achievement will be determined by the Administrator in its absolute discretion.

V.    ELIGIBILITY

Eligibility to participate in the Plan is limited to designated Team Members (each a “Participant”) as approved by the CEO and shall be evidenced by direct correspondence from the CEO (“Participant Notification Letter”).

To be eligible to receive an award under the Plan, a Participant must have been employed by the Company (i) on a full-time basis during the Plan Year and (ii) on the date of any payment under the Plan, except as otherwise provided for in this Plan or when such requirement is waived by the CEO.

a.    New Hire/Rehire — A Participant whose employment with the Company began during the Plan Year shall be eligible for an award on a pro-rata basis, provided the CEO has approved participation and other conditions of the Plan are satisfied.  An award will be pro-rated based upon the number of calendar days the Participant was employed in an eligible position during the Plan Year.  In the case of rehires, there shall be no credit for prior service, unless otherwise approved in writing by the CEO.

b.    Leave of Absence  —Provided other requirements of the Plan are satisfied; a Participant who is on an approved leave of absence for thirteen (13) weeks or more will be eligible for a pro-rated award. An award will be pro-rated by excluding the number of calendar days the Participant was on leave during the Plan Year. Military leaves of absence are waived from pro-ration.

c.     Promotion — If a Participant is promoted to an eligible position or from one eligible position to another eligible position with a higher award potential during the Plan Year, the award will be calculated based on the annualized base pay and target percentage in effect as of December 15.

d.    Demotion – If a Participant is demoted from an eligible position or from one eligible position to another eligible position with a lower award potential during the Plan Year, the award will be calculated based on the annualized base pay and target percentage in effect as of December 15.

e.    Transition Between Incentive Bonus Plans – If a Participant moves from one incentive plan to another, awards are calculated based on the calendar days in each eligible position and the target incentive amount, plan objective and weights applicable during the Participant’s tenure in each applicable position.

f.     Removal from Plan — A Participant may be removed from the Plan or an award adjusted, including elimination of any right to an award under the Plan, for insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the Plan Year or prior to payment.

VI.   INCENTIVE AWARD

The Administrator shall establish the Plan Objectives that must be achieved for a Participant to receive payment of all or a portion of his/her target incentive amount, which amount is the product of the Participant’s annual salary and an established percentage (“Target Incentive”), established by the CEO.

Payments under the Plan, if any, shall be made to a Participant upon certification by the CEO that such payments are authorized, and all applicable criteria have been satisfied.  Payments shall be made as soon as practicable after approval and availability of the Company’s final audited Plan Year financial statements.

VII. PLAN OBJECTIVES

Plan Objectives fall into one of four categories:  a) Financial  (60% of Target Incentive),  b) Individual Performance  (20% of Target Incentive), c) Health and Safety (10% of Target Incentive), and d) Compliance (10% of Target Incentive).  Plan Objectives are independent and mutually exclusive from each other, so that the applicable percentage of the Target Incentive may be earned if one Plan Objective is met, even if the threshold performance is not met for another Plan Objective.

a.    Financial – The Financial Plan Objective is based on the Plan Year’s actual consolidated operating income before Plan expenses. The target amount is set and approved by the Administrator (“Consolidated Operating Income Target”).  Achievement will be determined by comparing the Plan Year’s actual financial results (based on audited financial information) to the Consolidated Operating Income Target.  Achievement of the Consolidated Operating Income Target will be weighted at 60% of a Participant’s Target Incentive.

The Administrator, in its sole discretion, may include or exclude certain non-recurring or special transactions from calculated operating income for purposes of determining the amount of an award under the Plan.

The portion of a Participant’s Target Incentive he or she may receive based on operating income results (“Finance Target Incentive”) is scalable. Upon achieving 85% of the Consolidated Operating Income Target the earned Finance Target Incentive shall be 50%.  For every percentage point achievement over 85% of the Consolidated Operating Income Target, up to and including 100%, a Participant shall earn an additional 3.33% of the Finance Target Incentive.  Upon 100% achievement of the Consolidated Operating Income Target, 100% of the Finance Target Incentive shall be available to a Participant.

If the Consolidated Operating Income Target is exceeded, a Participant shall be eligible for an additional amount, calculated by multiplying the Participant’s Target Incentive by 6.67% for every 1% increase over the Consolidated Operating Income Target (“Additional Finance Incentive”). The Additional Finance Incentive is capped at one times the Participant’s Target Incentive, and will be reached at 115% of the Consolidated Operating Income Target.

By way of example only, a Participant with an annual base salary of $100,000 who has a Target Incentive of 20% would receive the following amounts based on various levels of achievement.

EXAMPLE

CONSOLIDATED OPERATING INCOME TARGET
(WEIGHTED 60% OF TARGET INCENTIVE)
Achievement	% of Award	Cumulative	Payout	Achievement	% of Award	Cumulative	Payout
				92%	3.33%	73.33%	$ 8,800
84%	0%	0%	$0	93%	3.33%	76.67%	$ 9,200
85%	0.00%	50.00%	$6,000	94%	3.33%	80.00%	$ 9,600
86%	3.33%	53.33%	$6,400	95%	3.33%	83.33%	$ 10,000
87%	3.33%	56.67%	$6,800	96%	3.33%	86.67%	$ 10,400
88%	3.33%	60.00%	$7,200	97%	3.33%	90.00%	$ 10,800
89%	3.33%	63.33%	$7,600	98%	3.33%	93.33%	$ 11,200
90%	3.33%	66.67%	$8,000	99%	3.33%	96.67%	$ 11,600
91%	3.33%	70.00%	$8,400	100%	3.33%	100.00%	$ 12,000

Assuming 95% achievement of the Consolidated Operating Income Target, the Participant in this example would be entitled to $10,000, calculated as follows:

OPERATING INCOME
TARGET
Annual Salary	$100,000
Target Incentive	X 20%
Target Incentive Award	$20,000
Financial Objective Weight	X 60%
Weighted Target Incentive Award	$12,000
Cumulative Award Percent Earned	X 83.33%
Earned Award	$10,000

Assuming instead a 105% achievement of the Consolidated Operating Income Target, the Participant would be entitled to an Additional Finance Incentive of $6,670 and a total earned amount of $18,670, calculated as follows:

OPERATING INCOME
TARGET
Annual Salary	$100,000
Target Incentive	X 20%
Target Incentive Award	$20,000
Financial Objective Weight	X 60%
Weighted Target Incentive Award	$12,000
Cumulative Award Percent Earned	X 100.00%
Earned Award	$12,000

ADDITIONAL FINANCE INCENTIVE
Target Incentive	$20,000
Cumulative Excess Percentage (6.67% X 5)	X 33.35%
Additional Finance Incentive Award	$6,670

Finance Target Incentive	$12,000
Additional Finance Incentive	$6,670
Earned Award	$18,670

Assuming instead a 145% achievement of the Operating Income Target, the Participant would be entitled to an Additional Finance Incentive of $20,000 and a total earned amount of $32,000, calculated as follows:

ADDITIONAL FINANCE INCENTIVE
Target Incentive	$20,000
Cumulative Excess Percentage (6.67% X 45)	X 300.15%
Additional Finance Incentive Award	$60,030
Additional Finance Incentive Award Cap (0.20 x $100,000)	($20,000)
Excess Additional Finance Incentive Award Disallowed	$40,030

Finance Target Incentive	$12,000
Additional Finance Incentive	$20,000
Earned Award	$32,000

b.    Individual Performance - Up to an additional 20% of a Participant’s Target Incentive shall be awarded, at the sole discretion of the Administrator (“Individual Performance Incentive”) based on the following Plan Objectives.

i.      Achieving established objectives that align with the Company’s Strategic Outcomes (10% Weight)

ii.     Leadership Excellence and Engagement (5% Weight)

iii.     Humble, Hungry, & Smart (HHS) Role Model and Leader (5% Weight).

This metric is independent so that a percentage of the Individual Performance Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

c.     Health and Safety - The metrics for this Plan Objective are identified below and are weighted cumulatively at 10% of a Participant’s Target Incentive.  Each metric is independent and mutually exclusive from the other metrics so that a percentage of the Target Incentive related to Health and Safety may be earned independent of achievement of any other Health and Safety metric or other Plan Objective.

i.      Total Recordable Incident Rate (“TRIR”)  (2% Weight) – The Target Incentive related to TRIR shall be earned if the Company-wide metric, as set and approved by the Administrator, is achieved as det ermined by the Administrator.

ii.    Days Away Restricted Time (“DART”) (3% Weight) – The Target Incentive related to DART shall be earned if the Company-wide metric, as set and approved by the Administrator, is achieved as determined by the Administrator.

iii.    Lost Time Incident (“LTI”) (5% Weight) - The Target Incentive related to LTI shall be earned if the Company-wide metric, as set and approved by the Administrator, is achieved as determined by the Administrator.

d.    Compliance – The metric for this Plan Objective is the Company’s avoidance of Notices of Violation or Enforcement with monetary penalties during the Plan Year and is weighted at 10% of a Participant’s Target Incentive.  The Target Incentive related to Compliance (“Compliance Target Incentive”) shall be earned based on a determination by the Administrator, taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under generally accepted accounting principles – “GAAP”) in the Plan Year, severity of the Notices of Violation or Enforcement, regulatory basis for penalty and respective fact patterns.  This metric is independent so that a percentage of the Compliance Target Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

The CEO will include in each Participant Letter the applicable Target Incentive, Plan Objectives, metrics, weights and such other information as may be determined.

VIII.       MISCELLANEOUS

a.    Interests Not Transferable – Any interest of a Participant under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.  Notwithstanding the foregoing, if a Participant dies during the Plan Year, or after the Plan Year and prior to payment of an award, then a pro-rata portion of the award to which the Participant would have been eligible absent death shall be paid to the deceased’s Participant’s estate.  Payment shall be based on the number of calendar days the Participant was employed in an eligible position during the Plan Year and shall be made at the time other Participants are paid. The requirement that the Participant be a  Team Member on that date of payment shall be waived.

b.    Withholding Taxes and liabilities – The Company shall withhold taxes and Participant liabilities payable under the Plan as required by law, including, but not limited to, country, federal, state, provincial, city and/or local taxes, pensions, FICA and Medicare. Additionally, the Company will withhold from any amounts payable under the Plan the applicable contribution for the Participant’s retirement plans.

c.     No Right of Employment – Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

d.    No Representations – The Company does not represent or guarantee that any federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan.

e.    Section Headings – The section headings contained herein are for convenience only and, in the event of any conflict, the text of the Plan, rather than the section headings, will control.

f.     Severability – In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

g.    Invalidity – If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision shall be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part hereof.

h.    Amendment, Modification or Termination  – The Administrator reserves the right to unilaterally amend, modify or terminate the Plan at any time as it deems necessary or advisable.

i.     Applicable Law – Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

j.     Effect on Other Plans – Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirements or other Team Member benefit plan are governed solely by the terms of each of such plans.

k.    Translation – In the event this Plan is translated into a language other than English, to the extent permitted by applicable law in the relevant jurisdiction, the English language version of the Plan shall prevail in case of any discrepancy.

l.     Effective Date – The Plan is effective as of January 1, 2020 and remains valid until the Company amends, modifies or terminates the Plan.